Exhibit 10.4

STEWART INFORMATION SERVICES CORPORATION EXECUTIVE VOLUNTARY RETIREMENT PLAN

(Effective January 1, 2018)

ARTICLE I PURPOSE

The purpose of the Stewart Information Services Corporation Executive Voluntary Retirement Plan (the "Plan') is to provide for certain supplemental retirement payments for a select group of management and highly compensated employees of Stewart Information Services Corporation, a Delaware corporation, and its affiliates (collectively referred to herein as the "Company") as part of an integrated compensation program which is intended to assist the Company in attracting, motivating and retaining employees of superior ability, industry and loyalty.

ARTICLE II DEFINITIONS

2.1	"Board" means the Company's board of directors.

2.2	"Code" means Internal Revenue Code of 1986, as amended.

2.3	"Committee" means the compensation committee of the Company's Board

2.4           "Company Business" means the business of providing real estate support services, including, without limitation, title insurance, real estate information services, escrow services and related transaction services.

2.5           "Level I Participant" shall mean those Participants designated by the Committee as a Level I Participant;

2.6           "Level II Participant" shall mean those Participants designated by the Committee as Level II Participants;

2.7           "Participant" means each executive of the Company who has been designated by the Committee either as a Level I or as a Level II Participant.

2.8           "Salary Continuation Period" shall mean twelve (12) months for Level I Participants, and shall mean six (6) months for Level II Participants.

2.9          "Voluntary Retirement" shall mean a Participant's voluntary termination of employment with the Company at or after the attaining age sixty-five (65) or, with respect to Level I Participants, after attaining at least age sixty (60) and having completed at least five years of service with the Company. A Participant's termination of employment shall not be deemed to be a Voluntary Retirement unless the Participant has no expectation of returning to work in any capacity for any business engaged in the Company Business without the prior written consent of the Company. A Participant's Voluntary Retirement shall be deemed to have occurred as of the date of the Participant's "separation from service" (as that term is used for purpose of Code Section 409A) and the Participant's termination of employment otherwise qualifies under this definition of Voluntary Retirement and the Participant otherwise satisfies the requirements of the Plan.

ARTICLE III PARTICIPATION

Each Participant shall be entitled to receive payments provided for under the Plan following the Participant's Voluntary Retirement and provided all other conditions for payment are satisfied.

ARTICLE IV - TERM OF PLAN

The Plan shall be in effect as of the Effective Date, and shall continue until all obligations of the Company pursuant to the Plan have been paid, unless sooner terminated at the discretion of the Company.

ARTICLE V - BENEFIT ENTITLEMENT

(a)               All of the following requirements must be satisfied for a Participant to be entitled to receive any benefit otherwise payable under the Plan:

(i)                 The Participant must have provided notice of at least 90 days of the Participant's Voluntary Retirement;

(ii)                The Participant must execute a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant's agreement not to disparage the Company and not to divulge any of the Company's confidential information, in a form acceptable to the Company in a form satisfactory to the Committee (the "Release"); and

(iii)               The Participant must execute such other agreements as the Committee deems appropriate from time to time, which may include, without limitation, an agreement not to compete with the Company, a non-solicitation agreement and any documentation that formalizes the Participant's resignation from the Board, the boards of any affiliates of the Company, and any other positions with the Company and its affiliates (the "Other Agreements").

(b)               If all requirements for receipt of Plan benefits are met, the Participant shall be entitled to receive:

(i)                His or her salary paid for the Salary Continuation Period to be paid consistent with the Company's normal payroll schedule. The first such payment shall be made on the first regularly scheduled payroll date following that occurs on or after the end of the sixty (60) day period measured from the date of the Participant's separation from service, but only if the Release and the Other Agreements have become effective. Notwithstanding the foregoing, payments shall be deferred to the extent required pursuant to Section 9.10(a).

(ii)                 An amount equal to the sum of (A) In the case of a Level I Participant, the Participant's annual short-term incentive bonus target amount (the "Target Bonus") as established pursuant to any Company plan that provides for annual performance- based cash bonuses, as such plan shall be in effect and amended and/or superseded from time to time, for the fiscal year in which the Participant's Voluntary Retirement occurs, and in the case of a Level II Participant, 50% of the Participant's Target Bonus, plus (B) and amount equal to the value of the Company's monthly subsidy of the Participant's group health coverage while actively employed (as determined by the Company at its discretion) multiplied by the number of months in the Salary Continuation Period, to be paid on or as soon as practicable following the end of the sixty (60) day period measured from the date of the Participant's separation from service, but only if the Release and the Other Agreements have become effective. Notwithstanding the foregoing, payments shall be deferred to the extent required pursuant to Section 9.10(a).

(iii)               The Participant's outstanding grants under the Stewart Information Services Corporation 2014 Long Term Incentive Plan or the Stewart Information Services Corporation 2018 Incentive Plan, as such plan or plans shall be in effect and amended and/or superseded from time to time, shall be vested or forfeited, as the case may be, following the Participant's Voluntary Retirement, as provided for under the terms of the relevant award agreement or agreements.

(c)               Notwithstanding the other provisions of the Plan, the Company shall have the right to cease or terminate the all benefits otherwise payable under the Plan to a Participant in the event the Participant breaches any term of any agreement between the Company and the Participant, including, but not limited to, the Release and the Other Agreements.

ARTICLE VI FUNDING OF LIABILITIES

The Plan is intended to be an unfunded, non-qualified plan that qualifies as a "top hat" plan maintained by the Company for the purpose of providing deferred compensation for a select group of management and highly compensated employees. Benefits under the Plan shall be payable from the general assets of the Company. Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specified property of the Company.

ARTICLE VII - PLAN ADMINISTRATOR

7.1           Powers. The Committee (or such other person as may be designated by the Committee to act on its behalf) shall be the plan administrator ("Plan Administrator") for the Plan. The Plan Administrator shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Plan Administrator shall have the power to:

(a)                provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(b)               construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

(c)                correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The acts and determinations of the Plan Administrator, including determinations with respect to claims of a Participant or beneficiary made in accordance with this Article VII shall be final and conclusive.

7.2              Indemnity. The Plan Administrator shall not be directly or indirectly responsible or under any liability by reason of any action or default by him or her, or the exercise of or failure to exercise any power or discretion as Plan Administrator. The Company shall indemnify and save harmless the Plan Administrator against any and all expenses and liabilities arising out of his or her role as Plan Administrator hereunder.

7.3              Compensation and Expenses. The Plan Administrator shall receive no compensation for his or her services rendered as such, but shall be entitled to reimbursement for any reasonable expenses incurred in his or her capacity as Plan Administrator.

7.4              Participant Information. The Company shall furnish to the Plan Administrator in writing all information the Company deems appropriate for the Plan Administrator to exercise its powers and duties in administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, the date each became a Participant, his or her Compensation and date of birth, employment, termination of employment, retirement or death. Such information shall be conclusive for all purposes of the Plan and the Plan Administrator shall be entitled to rely thereon without any investigation thereof; provided, however, that the Plan Administrator may correct any errors discovered in any such information,

7.5              Inspection of Documents. The Plan Administrator shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Plan Administrator), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and Designated Beneficiary under the Plan.

ARTICLE VIII

EFFECTIVE DATE, TERMINATION AND AMENDMENT

8.1              Effective Date of Participation in Plan. Participants shall commence participation in the Plan on the later of the Effective Date or the first day of the month coincident with or following designation as a Participant.

8.2               Amendment and Termination of the Plan or Participation Agreement. The Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan or a Participation Agreement may, without the written approval of the Participant, reduce the Plan Deferral Account or benefit payable to a Participant calculated as of the time of such termination or amendment.

ARTICLE IX MISCELLANEOUS PROVISIONS

9.1              Anti-alienation. No benefit payable under the Plan shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance except by the Company; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, attach or encumber such benefit, except by the Company, shall be void.

9.2              Unsecured Creditor Status. Any Participant who may have or claim any interest in or right to any compensation, payment, or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future. Any insurance policy or other assets acquired by the Company to fund, in whole or in part, the Company's liabilities under the Plan shall not be deemed to be held as security for the performance of the obligations of the Company hereunder but shall be, and remain, a general asset of the Company subject to the claims of its creditors.

9.3              Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all employee benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

9.4              Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

9.5              Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Plan Administrator shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

9.6              Incapacity. If the Plan Administrator determines that a Participant or Designated Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Designated Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Plan Administrator to have incurred expense for such Participant or Designated Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

9.7              Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the State of Texas, except to the extent that such laws are preempted by the Federal laws of the United States of America.

9.8              Claims. If, pursuant to the provisions of the Plan, the Plan Administrator denies the claim of a Participant or Designated Beneficiary for benefits under the Plan, the Plan Administrator shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for such denial;

(b)	the specific reference to the Plan provisions on which the denial is based;

(c)            a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(d)           an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

A Participant or Designated Beneficiary whose claim for benefits has been denied may request review by the Plan Administrator of the denied claim by notifying the Plan Administrator in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Plan Administrator in writing. The Plan Administrator shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

9.9              Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

9.10          Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements so as to avoid the imposition of tax on participants under Code Section 409A(a), and shall in all instances be interpreted in a manner consistent with such intent. The following specific provisions shall be applicable to the extent necessary to comply with Code Section 409A

(a)            If the Participant is deemed at the time of his Voluntary Retirement to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under the Plan is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive's Separation from Service or (ii) the date of Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive's estate, as the case may be) without interest. The determination of whether a Participant is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b)            For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payment hereunder and in no event shall the Company be liable for any Section 409A Penalties that may be imposed on Executive.